INVESTOR RELATIONS
                                 CONFERENCE CALL
                                     8/18/05

     Kley Parkhurst: Thank you, Jackie. Good morning, this is Kley Parkhurst, Senior Vice President of ePlus and I would like to welcome you to our conference call to discuss our June 30, 2005 first quarter of 2006 financial results. The conference call this morning will include prepared remarks, followed by a questions and answer period. Joining me today is Phil Norton, the Chairman, Chief Executive Officer, and President of ePlus, and Steve Mencarini, Senior Vice President and Chief Financial Officer.
     Before  we begin  the  formal  presentation,  let me read  our Safe  Harbor
Statement:
     The statements made during this call, which are not historical facts, may be deemed to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Actual results may vary due to general economic conditions and other risks and uncertainties, including those risks and uncertainties detailed in our Securities and Exchange Commission filings. We refer you to the disclosure contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 under the headings "Factors That may Affect Future Operating Results" and in our Annual Report on Form 10-K for the year ended March 31, 2005 under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition, Liquidity, and Capital Resources.
     All information discussed during this conference call is as of August 18, 2005. ePlus inc. undertakes no duty to update this information.
     A live webcast of this call, playback, and audio play back are available. Please refer to our press release, or email info@eplus.com, or go to our website, www.eplus.com/investor for more information.
     It is my pleasure to introduce Phil Norton, the chairman, chief executive officer, and president of ePlus inc. Phil:

     Phil Norton:  Thank you for joining us.
     The results for the quarter ended June 30, 2005, the first quarter of our new fiscal year, were in line with expectations, and we continue to be gratified by customer retention and growth - both organic and via acquisition - as reflected by the 40% increase in revenues to $150 million.
     This increase in revenues resulted from continued strong growth in our Technology Sales Business Unit. Sales of Product increased 47% to $134.9 million, reflecting our role as a leading channel partner for Tier 1 vendors such as Cisco & HP. We have focused on building stronger relationships with selected manufacturers and we are the `goto' partner in many markets. Also in the Technology Sales Business Unit, Fee and other income increased 94%. This increase includes revenues attributable to our ePlus Consulting unit which we acquired from Manchester in 2004, as well as increased professional services and software revenues. We have continued to invest in our engineering staff to increase our services revenue. Our advanced technology service offerings provides us the opportunity to grow margins and cross sell into our customer base, and we have seen a dramatic increase in opportunities for implementing solutions such as IP Telephony and storage, for both new and existing customers. We feel that the continuing focus and investment in professional services will create margin expansion and increase profits over time.
     In our Technology Sales Business Unit, the Gross Margin in Sales of Product declined to 9.5% this quarter, which reflects our willingness to compete for and retain new and existing customers. Our strategy is to grow our customer base, capture their order process, and then cross sell and upsell our Enterprise Cost Management business automation solutions, professional services, and other ePlus products to increase future margins. Winning and retaining these customers is critical for the future opportunities that can only be generated if you have the customer relationship, and we are pleased to report that ePlus added more than 100 new customers last quarter.
     Our Financing Business Unit increased its leased equipment portfolio to $196.4 million, up from $180.5 million in the prior year June quarter end, and up from $189.5 million on March 31, 2005. Lease Revenues declined 7% to $11.3 million from $12.2 million, while Direct Lease costs increased 41%. In conjunction with lower off-lease sales of product and reduced fee income, the pretax earnings in the Financing Business Unit declined to $2.7 million, or 49%. The decline in the revenues and earnings in this business is primarily attributable to fewer gains on financings and sales of direct finance leases. In addition, due to lower overall interest rates and increased competition from the likes of aggressive bank lessors, hedge funds and consolidated third party finance companies, our new lease originations have tended to be at a lower internal rate of return than in prior years.
     We are pleased that we have been able to grow our lease asset base in this competitive environment. Similar to customer retention in the Technology Sales Business Unit, we are investing in new customers and deals to create future opportunities for residual realization, cross-sell and upsell of Enterprise Cost Management solutions, and other opportunities that can only be generated by having customer relationships.
     A significant factor in lower earnings this quarter was a continuing reduction in the volume of federal government lease financings. As has been recently reported by Dell and other government resellers, federal government sales have dropped significantly. Over the past few quarters we've reported a similar drop in our federal government financing business. Although the future volume is unpredictable, we have seen an uptick of activity in this business unit and we are optimistic about the future.
     Earnings for last quarter were lower due to a higher than optimal cost structure as a result of rising Sarbanes Oxley compliance and auditing costs, legal fees and expenses relating to our patent lawsuits, and legacy costs from the Manchester acquisition. For example, our headcount grew from 573 to 651, due to the Manchester acquisition and increases in our engineering and software development units.
     Some of these costs will be continuing, such as Sarbanes Oxley & auditing, which are required, and our patent infringement lawsuit against SAP. But we are committed to driving the long term profitability of the company and enhancing shareholder value. Many of our efforts will require an investment and may depress short term earnings. For example, we elected to use a mostly internal team to drive our Sarbanes Oxley 404 compliance effort. Using an internal team will create long term benefits for the company, as we will have re-engineered and made more efficient many business processes in the company. But it has increased both direct and indirect costs in these past few quarters, as key operating managers have not been able to focus on reducing costs and optimizing margins in their core business units. It is an investment made today which will have a long term payout, and we must be diligent in adhering to good corporate governance and compliance.
     We also have specific business objectives that we believe will improve profitability:

o We will improve back-office efficiencies by streamlining business processes, reducing headcount, and implementing better technology. In the next few quarters, we will enhance our Enterprise Cost Management suite with a commercial version of OneSource. OneSource is a single portal to automate the customer order process and reduce administrative overhead for both buyer and seller, facilitate electronic commerce, and increase efficiency due to better information and transaction visibility. OneSource will provide better access to product information, place and accept orders, provide tracking and audit functionality, workflow, and invoicing. This product will be provided to customers at no cost, and it will act as a front-door to the full suite of ECM products and solutions. With OneSource, we believe the ePlus Technology business can grow sales with current customers and attract new customers at higher margins. In addition, it will increase our sales per employee which will lead to reduced costs over time.

o We have continued to outsourcing software development to India, with correspondingly lower costs. Our offshore development program, led by our ePlus Consulting management team with deep experience, will allow us to accelerate development cycles, produce better software, and reduce headcount and costs in this unit.

o Another area of focus is to grow our professional services significantly in the next year, by focusing on selected vendor relationships. Over the past year, our Cisco business has increased 300%, and we will continue to focus on Internet Telephony and our patent-pending server-less office. We have made a sizeable investment to improve our engineering staff, which is now almost 200 strong, especially in the Cisco IPT space. We are one of fifteen vendors supported by Cisco's National Accounts management team. With high level certifications with all of the Tier 1 vendors and a national footprint, we can compete against the biggest systems integrators, but we also have capabilities which make us unique in the middle-market, such as our Remote Network Operations Center, Enterprise Cost Management, and leasing.

o We have added a small ticket leasing product in our financing business unit to increase penetration into our technology and healthcare business which should improve spreads and margin and we believe that this will give us the opportunity to grow our financing business by up to 20%.

o We are re-engineering our software platform to meet the needs of the growing on-demand marketplace, a great potential opportunity for ePlus to create recurring revenues and cross sell our technology sales and leasing products.

o We will continue to identify strategic acquisitions that will bring us into new markets, add new customers, and increase our professional services offerings and opportunities.

     Our balance sheet remains strong. Total Assets and Shareholders Equity on June 30, 2005 were $364.4 million and $132.9 million, respectively. Cash and cash equivalents were $22.2 million as compared to $8.8 million at the quarter ended June 30, 2004. Our cash number fluctuates from quarter to quarter corresponding with our working capital requirements, but with fungible lease assets and strong borrowing capability, we have the ability to raise cash as needed.
     We believe ePlus is positioned for growth in revenues and earnings. Over the past few years, and with the Manchester acquisition, we have built a national footprint. We have made the investments in infrastructure, personnel, and technology to grow revenues and increase margins without significantly increasing fixed costs.
     Our product set is well positioned to capture three market trends: internet telephony, outsourcing, and the on-demand services for procurement, supplier enablement, and spend management. Enterprise Cost Management is the best solution value to reduce administrative costs in the indirect supply chain, and we have the national footprint and customer base to execute on these three opportunities.
     We successfully defended our intellectual property and we will continue to prosecute infringement in a cautious and systematic approach.
     Thank you for your time and we are ready to answer any questions you may have. Operator:

     Operator: I'm currently showing no questions. I would like to turn the floor back to Kley Parkhurst.

     Kley Parkhurst: Thank you, Jackie. If you have any questions you'd like to ask, we will be here all day. Thanks for calling.

     Operator: Thank you, this does conclude today's teleconference. You may now disconnect your lines, and have a wonderful day.